Exhibit 99.1

Contact:  Doug Guarino, Director of Corporate Relations 781 647 3900

Inverness Medical Innovations Acquires German Distributor, Viva Diagnostika

WALTHAM, Mass., June 7, 2004 — Inverness Medical Innovations, Inc. (Amex: IMA), a leading manufacturer and marketer of rapid diagnostic products for the consumer and professional markets, today announced that it has acquired Viva Diagnostika, a closely held distributor of professional diagnostic products to the German marketplace. Viva Diagnostika, located in Cologne, provides Inverness with an established German distribution network for its existing professional diagnostic products, including the product lines acquired from Abbott Laboratories in late 2003, as well as for its range of cardiac products in development. The German market is expected to be the largest market in Europe for the various cardiac markers for which Inverness anticipates introducing proprietary diagnostic products. Viva expects 2004 revenues of approximately $5.50 to $6.0 million.

Inverness paid approximately $2.6 million (€2.1 million) in cash, and issued a total of 155,209 shares of its common stock in a private placement to the shareholders of Viva in exchange for all of the outstanding capital stock of Viva and an affiliated entity.  Inverness has agreed to register the shares for resale.  The Company also agreed to cause Viva and its affiliate to repay approximately $0.29 million (€0.24 million) in loans outstanding to their former shareholders.  The acquisition closed on June 2, 2004. Viva’s two active managing directors have agreed to remain with the company on a going forward basis.

For more information about Inverness Medical Innovations, please visit our website at www.invernessmedical.com.

Inverness Medical Innovations is a leading global developer of advanced diagnostic devices and is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno- diagnostics with a focus on women’s health, cardiology and infectious disease. The Company’s new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by the strength of its intellectual property portfolio. Inverness is headquartered in Waltham, Massachusetts.

This press release contains forward-looking statements within the meaning of the federal securities laws. Actual results may differ materially due to numerous factors, including without limitation, the operational integration associated with the acquisition of Viva Diagnostika, including unanticipated loss of suppliers, customers, employees or other business partners; demand for the Company’s products; the ability of the Company to successfully develop and commercialize products, in particular its cardiac products in development; the potential market acceptance of the Company’s current and future products; the intensely competitive environment in the Company’s markets, which could reduce the Company’s market share or limit its ability to increase market share; and the risks and uncertainties described in the Company’s periodic reports filed with the Securities and Exchange Commission under the federal securities laws, including the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. The Company undertakes no obligation to update any forward-looking statements.